 EXHIBIT 4.5

Reaffirmation of Pledge Agreement

In connection with that certain Fourth Amendment to Loan and Security Agreement of even date herewith (the “Fourth Amendment”) by and between Fifth Third Bank, an Ohio banking corporation, as successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”), and Pulse Systems, LLC, a Delaware limited liability company (“Borrower”), and the other agreements, documents and instruments referenced in or executed and delivered pursuant to the Fourth Amendment, United American Healthcare Corporation, a Michigan corporation (“Pledgor”), hereby reaffirms all of its obligations, liabilities, duties, covenants, negative covenants and agreements to and with Lender pursuant to that certain Membership Interest Pledge Agreement dated as of June 18, 2010, executed and delivered by Pledgor to Lender (the “Membership Interest Pledge Agreement”).

Pledgor hereby expressly:

A.           consents to the execution by Borrower and Lender of the Fourth Amendment and the other agreements, documents and instruments executed and delivered in connection therewith;

B.           acknowledges that the “Liabilities” (as such term is defined in the Membership Interest Pledge Agreement) secured by the Membership Interest Pledge Agreement include all of the obligations and liabilities owing from time to time by Borrower to Lender, including, but not limited to, the obligations and liabilities of Borrower to Lender under and pursuant to: (1) that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, and the Fourth Amendment, each by and between Borrower and Lender, as may be further amended or restated from time to time, (2) that certain Revolving Note of even date herewith executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed Five Hundred Thousand and no/100 Dollars ($500,000.00), and (3) that certain Term Note A of even date herewith executed and delivered by Borrower to Lender in the original principal amount of Two Million Eight Hundred Fifty Seven Thousand Five Hundred and no/100 Dollars ($2,857,500.00);

C.           represents and warrants to Lender that (i) as of May 15, 2012, Pledgor owns 100% of the issued and outstanding common Equity Interests of Borrower, (ii) Pledgor is in full compliance with respect to all of the terms, provisions, covenants and negative covenants set forth in the Membership Interest Pledge Agreement, including, without limitation, the restrictions on indebtedness, dividends and liens set forth in Section 5(k) of the Membership Interest Pledge Agreement, and (iii) pursuant to Section 1.3(d) of that certain Securities Purchase Agreement dated as of June 17, 2010, by and among Pledgor and certain prior owners of Borrower, Pledgor has delivered to the “Seller Representative” (as defined therein) the “Buyer’s Shares” (as defined therein) referenced in the first sentence of such Section 1.3(d) and accordingly Pledgor is not required to deliver, and has not delivered, Common Units (as defined therein) of Borrower in lieu thereof.

D.           reaffirms all of its obligations, liabilities, duties, covenants, negative covenants and agreements to and with Lender under the Membership Interest Pledge Agreement in all respects; and

E.           agrees that such obligations, liabilities, duties, covenants, negative covenants and agreements shall continue in full force and effect and shall not be discharged, limited, impaired or affected in any matter whatsoever.

The undersigned further represents and warrants to Lender that each of the representations and warranties made by the undersigned in any of the documents executed in connection with the aforesaid loans to Borrower remain true and correct.

Dated as of: May 15, 2012.
United American Healthcare Corporation, a Michigan corporation By: /s/ John M. Fife Name: John M. Fife Title: Chairman

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